Exhibit 99

AURASOUND, INC. ANNOUNCES APPROVAL OF GGEC TRANSACTION

Santa Fe Springs, CA.  May 13, 2009 -- AURASOUND, Inc. (OTCBB:  ARAU) (“AuraSound”) announced today that its board of directors has approved definitive transaction documents for the purchase by GGEC America, Inc. (“GGEC”) of newly issued shares of common stock of AuraSound that will total approximately 55% of AuraSound’s issued and outstanding common stock after giving effect to the transaction, as described in a Letter of Intent reported by AuraSound on a Form 8-K filed on October 9, 2008.  GGEC is in the final stages of its due diligence review and has indicated a desire to close the transaction prior to June 30, 2009.  Arthur Liu, Chairman and CEO of AuraSound, made the announcement, noting:  "Guogong Electronic Co., a Chinese company that owns GGEC, has been our primary supplier since November 2007 and we are excited that they value our strategic direction, marketing and product designs sufficiently to become our partner for the future.  We have already begun to see our products gaining recognition as a result of our relationship with GGEC.”

About AuraSound, Inc.
AuraSound, Inc., a Santa Fe Springs, California company,  develops, manufactures and markets premium audio products. AuraSound specializes in the production of high sound pressure level (“SPL”), bass-rich, low distortion sound from compact acoustic speakers utilizing innovative audio technologies to manufacture high end home and professional audio products. The company is currently expanding into the micro-audio market and has developed, patented and is currently marketing undersized speakers that will deliver sound quality to devices such as laptops, flat-panel televisions, displays and mobile phones that we believe is superior to the sound quality generally found in these devices. Our goal is to expand our sales pipeline by expanding our customer base to include: additional OEM electronics manufacturers in existing product categories; expanding our product line to include micro-audio products designed for additional applications such as laptops, flat-panel televisions, mobile phones and PDAs; and, by incorporating our micro-technology into a larger number of models and products for our current OEM customers.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact, such as the projected closing of the transaction with GGEC, constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Factors that could cause the Company’s results to be materially different from the forward-looking statements include the timing of when the parent company of GGEC approves the transaction described herein and obtains a legal opinion under Chinese law enabling the transaction to proceed.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.